EXHIBIT 10.10

EXHIBIT C

RODMAN & RENSHAW CAPITAL GROUP, INC.
EXECUTIVE BONUS PLAN

Article I. Purpose

          The purposes of the Rodman & Renshaw Capital Group, Inc. Executive Bonus Plan (the “Plan”) are to (a) provide certain senior executives (as identified in Article III of the Plan) of Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the “Company”), and its subsidiaries with additional incentives to put forth their best effort on behalf of the Company, (b) attract and retain salaried employees of experience and ability, and (c) implement a performance-based compensation system in order to further align the interests of the senior executives with shareholders. It is intended that the amounts payable under the Plan be considered performance-based compensation within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended (the “Code”), and the Plan shall be interpreted and administered in a manner consistent with this intent.

Article II. Effective Date; Termination

          The Plan was adopted by the Board of Directors of the Company (the “Board”) on August 9, 2007, subject to approval by the stockholders of the Company on or before September 30, 2007. If the Plan is so approved, it will be effective for (i) the four-month period commencing September 1, 2007 (the “Effective Date”) and ending December 31, 2007 (the “Initial Period”) and (ii) fiscal years of the Company beginning or after January 1, 2008 (each a “Fiscal Year”). If such approval is not obtained, any award previously granted under this Plan shall automatically be canceled and shall be of no force or effect. The Plan will terminate on August 31, 2012.

Article III. Participants

          The senior executives of the Company who are participants in the Plan shall be Michael Vasinkevich, Edward Rubin, John J. Borer, III, Michael Lacovara, and any other individual employed by the Company or any of its subsidiaries who is designated by the Committee from time to time as a participant in the Plan (each a “Principal” and collectively the “Principals”).

Article IV. Determination of the Amount of the Bonus Award Pool

          4.1 For the Initial Period and each Fiscal Year, each Principal shall be entitled to receive an award of a bonus (the “Bonus Award”) which shall be paid from a bonus pool (the “Bonus Award Pool”) determined in the manner described below.

          4.2 The formula for calculating the amount of the Bonus Award Pool for the Initial Period and for each Fiscal Year shall be specified by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) in writing, by resolution or other appropriate action, no later than (i) 30 days following the commencement of the Initial Period or (ii) 90 days following the commencement of each Fiscal Year, in each case in accordance with Treasury Regulation § 1.162-27(e)(2).

                    (a) The formula for calculating the amount of the Bonus Award Pool shall be based upon one or more of the following “Performance Criteria,” adjusted in such manner as the Committee shall determine: pre-tax or after-tax return on equity; earnings per share; pre-tax or after-tax net income; business unit or departmental pre-tax or after-tax income; firm revenue growth; departmental revenue growth; book value per share; market price per share; relative performance to peer group companies; expense management; total return to stockholders; target company revenue; cash generation; cash management; return on capital; return on profit; operating income; return on capital; return on assets; return on investments; risk management; and market share.

                    (b) The Performance Criteria that are selected by the Committee pursuant to this Section 4.2 shall be designated as an absolute value, a comparison of the relative performance against an identified comparable group, or a combination of both, and may exclude the effect of restructurings, discontinued operations, extraordinary items, unusual or non-recurring charges, and the effect of tax or accounting changes.

          4.3 In no event shall the sum of the amounts payable under the Plan to or in respect of all of the Principals with respect to the Initial Period or a Fiscal Year of the Company, together with the base compensation payable to the Principals under their employment agreements and (without duplication) the salary, bonuses, other current and deferred compensation and benefits (excluding any insurance premiums paid for key man life insurance for the benefit of the Company and any equity-based compensation attributable to awards granted by the Company prior to September 30, 2007), and associated payroll taxes imposed on the Company, with respect to all employees of the Company and its subsidiaries, exceed 60% of the gross revenues of the Company and its subsidiaries as determined under United States Generally Accepted Accounting Principles as consistently applied and reflected on the consolidated financial statements of the Company (the “Revenue-Based Cap”) for the same period. The Committee in consultation with the Company’s accountants shall be authorized to make reasonable adjustments to the consolidated financial statements for any fiscal year of the Company, on the basis of chronological proration, a cutting-of-the-books methodology or otherwise, and with respect to the allocation of compensation and benefit expenses, to determine the Revenue-Based Cap for the Initial Period and in the event that the final period under this Plan ends before the last day of the corresponding Fiscal Year.

          4.4 In no event shall the amounts payable under this Plan to or in respect of any Principal with respect to the Initial Period or a Fiscal Year of the Company exceed 25% of the gross revenues of the Company and its subsidiaries as determined under United States Generally Accepted Accounting Principles as consistently applied and reflected on the consolidated financial statements of the Company for the same period.

Article V. Allocation of Bonus Award Pool

          5.1 No later than (i) 30 days following the commencement of the Initial Period and (ii) 90 days following the commencement of each Fiscal Year, the Committee shall determine in writing, by resolution or other appropriate action and in a manner that is consistent with Treasury Regulation Section 1.162-27(e)(2), each Principal’s proportionate share of the Bonus Award Pool, as determined pursuant to Section 4.2, for such Initial Period or Fiscal Year; provided, however, that in no event may the sum of the shares allocated to the Principals for the Initial Period or any Fiscal Year exceed 100% of the Bonus Award Pool for such period.

          5.2 For purposes of the Plan, and except as otherwise provided in an employment agreement of a Principal with the Company or any of its subsidiaries, a Principal who ceases to be employed by the Company or any of its subsidiaries for any reason before the last day of the Initial Period or a Fiscal Year shall be entitled to receive a pro rata share of the Bonus Award which is payable for the Initial Period or the Fiscal Year during which the Principal terminates employment (but not for any subsequent Fiscal Year), which share shall be equal to the product of (i) an amount equal to the Bonus Award that would have been paid to the Principal pursuant to Section 5.1 if the Principal had been employed by the Company for the entire Initial Period or Fiscal Year in which such Principal’s employment terminates, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the portion of the Initial Period or Fiscal Year ending with the date of the Principal’s termination of employment and the denominator of which shall be the number of days in such Initial Period or Fiscal Year.

          5.3 Notwithstanding anything contained herein to the contrary, the Committee shall have the right to reduce the amount of the Bonus Award which would otherwise be payable to a Principal, in the Committee’s sole discretion at any time and for any reason prior to the time that a Bonus Award for the Initial Period or a Fiscal Year would otherwise have become payable; provided, however, that any such reduction shall not cause an increase in the amount payable under the Plan to any other Principal.

Article VI. Payment of Bonus Awards

          6.1 As a condition to the right of any Participant to receive a Bonus Award with respect to the Initial Period or any Fiscal Year, the Committee shall determine the payments, if any, which are to be made under the Plan to the Participants for such period and shall be required to certify in writing in a manner consistent with Treasury Regulation Section 1.162-27(e)(5), by resolution of the Committee or other appropriate action and prior to the payment of any Bonus Award for such period, that the Bonus Award to each Participant has been accurately determined in accordance with the provisions of the Plan, including that the Performance Criteria and any other material terms under the formula for each Bonus Award Pools were in fact satisfied.

          6.2 The Bonus Award payable to any Principal under the Plan with respect to the Initial Period or any Fiscal Year shall be paid as soon as practicable following the certification thereof by the Committee for the Initial Period or such Fiscal Year, but in no event later than the 15th day of the third month following the end of such period.

          6.3 A Bonus Award that is payable to a Principal may be paid in cash, in the form of an equity-based award under the Company’s 2007 Stock and Incentive Plan or any successor plan, or any combination of the above. Any such equity-based award shall be subject to such terms and conditions as the Committee may determine in accordance with the plan under which such award is granted.

Article VII. Plan Amendments, Termination, and Discontinuance of Bonus Awards

          The Company may at any time discontinue the granting of Bonus Awards and amend or terminate this Plan in whole or in part. No such amendment or termination shall impair or otherwise adversely affect the rights of any Principal to benefits under the Plan that have accrued prior to the date of such action.

Article VIII. Miscellaneous

          8.1 Nothing contained herein shall be construed as a guarantee of continued employment of any Principal hereunder.

          8.2 For purposes of the Plan, the “Company” shall include the successors and assigns of the Company, and the Plan shall be binding on any corporation or other person with which the Company is merged or consolidated, or which acquires substantially all of the assets of the Company, or which otherwise succeeds to its business.

          8.3 The Plan shall be administered by the Committee, which shall have the sole authority to interpret and to make rules and regulations for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee regarding the interpretation and administration of the Plan, as described herein, shall be within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

          8.4 The Company shall be entitled to require each Principal to pay to the Company or its designee an amount sufficient to satisfy all U.S. Federal, state, local and foreign income tax withholding, social security tax, and other taxes required to be withheld relating to any Bonus Awards made pursuant to the Plan.

          8.5 This Plan shall be construed and governed in accordance with the laws of New York State, as determined without regard to the principles of conflict of laws of such state.